EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							22-008

Date: April 25, 2022	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2022 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $42.0 million, or $(0.28) per diluted share, for the first quarter 2022 compared to $25.9 million, or $(0.17) per diluted share, for the fourth quarter 2021 and $2.9 million, or $(0.02) per diluted share, for the first quarter 2021.

Helix reported adjusted EBITDA2 of $2.5 million for the first quarter 2022 compared to $8.8 million for the fourth quarter 2021 and $36.2 million for the first quarter 2021.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2022	3/31/2021	12/31/2021
Revenues	$150,125	$163,415	$168,656
Gross Profit (Loss)	$(18,609)	$14,624	$(5,361)
	(12)%	9%	(3)%
Net Loss[1]	$(42,031)	$(2,878)	$(25,908)
Diluted Loss Per Share	$(0.28)	$(0.02)	$(0.17)
Adjusted EBITDA[2]	$2,526	$36,168	$8,764
Cash and Cash Equivalents[3]	$229,744	$204,802	$253,515
Cash Flows from Operating Activities	$(17,413)	$39,869	$18,865
Free Cash Flow[2]	$(18,036)	$38,540	$17,929

Owen Kratz, President and Chief Executive Officer of Helix, stated, “As previously disclosed, 2022 will be a transition year for Helix and has started out as we expected, with several vessels undergoing regulatory inspections, a slow return for the North Sea market and several vessels performing short-term work at reduced rates.  However, we feel the long-term fundamentals remain strong for Helix, and our improved outlook for the second half of 2022 and into 2023 is beginning to take shape.  We have contracted several long-term awards, including at least two years with Trident in Brazil, a multi-year award with Shell in the U.S. as well as other projects scheduled for 2023.  We are managing the improving market with extensions of our charters on the Siem Helix vessels, and we added two robotics support vessels under term charters to secure the resources required for our North Sea trenching and U.S. robotics operations.”

(

[1] Net loss attributable to common shareholders
[2] Adjusted EBITDA and Free Cash Flow are non-GAAP measures; see reconciliations below
[3] Excludes restricted cash of $72.9 million, $65.6 million and $73.6 million as of 3/31/22, 3/31/21 and 12/31/21, respectively

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2022	3/31/2021	12/31/2021
Revenues:
Well Intervention	$106,367	$133,768	$119,177
Robotics	37,351	22,156	40,865
Production Facilities	18,294	16,447	20,131
Intercompany Eliminations	(11,887)	(8,956)	(11,517)
Total	$150,125	$163,415	$168,656

Income (Loss) from Operations:
Well Intervention	$(31,758)	$5,243	$(21,063)
Robotics	1,480	(2,934)	3,505
Production Facilities	5,851	6,514	6,621
Corporate / Other / Eliminations	(8,550)	(9,378)	(15,923)
Total	$(32,977)	$(555)	$(26,860)

Segment Results

Well Intervention

Well Intervention revenues decreased $12.8 million, or 11%, in the first quarter 2022 compared to the prior quarter.  The decrease was primarily due to lower revenues in Brazil and West Africa.  Revenues in Brazil declined due to lower utilization and rates on the Siem Helix 2, which had 23 days off contract during its five-year regulatory inspections and operated at lower rates under its extended contract during the first quarter 2022.  Revenues in West Africa declined due to lower rates compared to the prior quarter.  Overall Well Intervention vessel utilization increased to 67% during the first quarter 2022 compared to 56% in the prior quarter, primarily due to the deployment of the Siem Helix 1 on a low revenue accommodations project throughout the first quarter 2022 after having been idle during the prior quarter.  Well Intervention net loss from operations increased $10.7 million during the first quarter 2022 compared to the prior quarter primarily due to lower revenues.

Well Intervention revenues decreased $27.4 million, or 20%, in the first quarter 2022 compared to the first quarter 2021.  The decrease was primarily due to lower rates and utilization in Brazil, offset in part by higher utilization in West Africa during the first quarter 2022.  Our Brazil operations during the first quarter 2021 were on legacy contract rates with Petrobras with full utilization, whereas during the first quarter 2022 the Siem Helix 2 operated at lower rates under its extended contract with Petrobras and incurred 23 days off contract during its five-year regulatory inspection, and the Siem Helix 1 was operating on an accommodations project throughout the first quarter 2022 at lower rates.  The Q7000 was fully utilized during the first quarter 2022 compared to only 67% utilized during the first quarter 2021. Gulf of Mexico revenues were nominally changed from the prior year, with higher-margin work on the Q5000’s legacy BP contract during the first quarter 2021 replaced by higher cost integrated projects during the first quarter 2022.  Overall Well Intervention vessel utilization decreased to 67% during the first quarter 2022 compared to 70% during the first quarter 2021.  Well Intervention incurred a net loss from operations of $31.8 million in the first quarter 2022 compared to operating income of $5.2 million in the first quarter 2021 due to lower revenues as well as lower margins in the Gulf of Mexico due to higher integrated project costs during the first quarter 2022.

Robotics

Robotics revenues decreased $3.5 million, or 9%, in the first quarter 2022 compared to the prior quarter.  The decrease in revenues was due to seasonally lower vessel, ROV and trencher activities during the first quarter 2022.  Chartered vessel days decreased to 323 days during the first quarter 2022 compared to 419 total vessel days during the prior quarter, and vessel utilization decreased to 90% in the first quarter 2022 compared to 99% during the prior quarter.  Vessel days during the first quarter 2022 included 136 spot vessel days performing seabed clearance work in the North Sea, compared to 237 spot vessel days, including 197 spot vessel days performing seabed clearance work in the North Sea and 40 spot vessel days completing the ROV support work for a telecom project offshore Guyana, during the prior quarter.  ROV and trencher utilization decreased to 35% in the first quarter 2022 from 38% in the prior quarter, and trenching days decreased to 66 days during the first quarter 2022 compared to 90 days during the prior quarter.  Robotics operating income decreased $2.0 million during the first quarter 2022 compared to the prior quarter due to lower revenues.

Robotics revenues increased $15.2 million, or 69%, during the first quarter 2022 compared to the first quarter 2021.  The increase in revenues was due primarily to higher vessel and ROV activities year over year.  Chartered vessel days increased to 323 total vessel days during the first quarter 2022 compared to 165 total vessel days during the first quarter 2021, although vessel utilization was flat at 90% in both the first quarters 2022 and 2021.  Vessel days during the first quarter 2022 included 136 spot vessel days performing seabed clearance work in the North Sea, compared to three spot vessel days during the first quarter 2021.  ROV and trencher utilization increased to 35% in the first quarter 2022 from 24% in the first quarter 2021, although trenching days decreased to 66 days during the first quarter 2022 compared to 72 days during the first quarter 2021.  Robotics generated operating income of $1.5 million during the first quarter 2022 compared to operating losses of $2.9 million during the first quarter 2021, an improvement of $4.4 million, due to higher revenues year over year.

Production Facilities

Production Facilities revenues decreased $1.8 million, or 9%, in the first quarter 2022 compared to the prior quarter primarily due to a decline in oil and gas production volumes.  Production Facilities revenues increased $1.8 million, or 11%, compared to the first quarter 2021 primarily due to higher oil and gas prices.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $14.4 million, or 9.6% of revenue, in the first quarter 2022 compared to $21.5 million, or 12.7% of revenue, in the prior quarter.  The decrease was primarily due to lower employee incentive compensation costs.

Other Income and Expenses

Other expense, net was $3.9 million in the first quarter 2022 compared to $0.1 million in the fourth quarter 2021.  Other expense, net in the first quarter 2022 included unrealized foreign currency losses related to the British pound, which weakened approximately 3% during the first quarter 2022.

Cash Flows

Operating cash flows were $(17.4) million during the first quarter 2022 compared to $18.9 million during the prior quarter and $39.9 million during the first quarter 2021.  The decrease in operating cash flows quarter over quarter and year over year was primarily due to lower earnings, higher regulatory recertification costs for our vessels and systems and negative changes in net working capital during the first quarter 2022.  Regulatory recertification costs for our vessels and systems, which are included in operating cash flows, were $10.3 million during the first quarter 2022 compared $2.5 million during the prior quarter and $1.8 million during the first quarter 2021.

Capital expenditures totaled $0.6 million during the first quarter 2022 compared to $0.9 million during the prior quarter and $1.3 million during the first quarter 2021.

Free Cash Flow was $(18.0) million in the first quarter 2022 compared to $17.9 million during the prior quarter and $38.5 million during the first quarter 2021.  The decrease in Free Cash Flow quarter over quarter and year over year was due primarily to lower operating cash flows.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $229.7 million at March 31, 2022, and excluded $72.9 million of restricted cash, which primarily relates to cash pledged as collateral on a short-term project-related letter of credit.  Available capacity under our ABL facility was $41.2 million at March 31, 2022.  At March 31, 2022 we had $301.6 million of long-term debt and negative net debt of $1.1 million.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2022 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, April 26, 2022 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 877-243-4912 for participants in the United States and 212-231-2938 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and Free Cash Flow.  We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision (release) for current expected credit losses, if any.  In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense.  Net debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA, Adjusted EBITDA and Free Cash Flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA, Adjusted EBITDA and Free Cash Flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and Free Cash Flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding our plans, strategies and objectives for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding our environmental, social and governance (“ESG”) initiatives; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

Social Media

From time to time we provide information about Helix on social media, including Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup), Instagram (www.instagram.com/helixenergysolutions) and YouTube (www.youtube.com/user/HelixEnergySolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2022	2021

	(unaudited)

Net revenues	$150,125	$163,415
Cost of sales	168,734	148,791
Gross profit (loss)	(18,609)	14,624
Selling, general and administrative expenses	(14,368)	(15,179)
Loss from operations	(32,977)	(555)
Net interest expense	(5,174)	(6,053)
Other income (expense), net	(3,881)	1,617
Royalty income and other	2,141	2,057
Loss before income taxes	(39,891)	(2,934)
Income tax provision	2,140	116
Net loss	(42,031)	(3,050)
Net loss attributable to redeemable noncontrolling interests	—	(172)
Net loss attributable to common shareholders	$(42,031)	$(2,878)

Loss per share of common stock:
Basic	$(0.28)	$(0.02)
Diluted	$(0.28)	$(0.02)

Weighted average common shares outstanding:
Basic	151,142	149,935
Diluted	151,142	149,935

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2022	Dec. 31, 2021
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents (1)	$229,744	$253,515
Restricted cash (1)	72,934	73,612
Accounts receivable, net	141,778	144,137
Other current assets	59,274	58,274
Total Current Assets	503,730	529,538

Property and equipment, net	1,610,052	1,657,645
Operating lease right-of-use assets	150,894	104,190
Other assets, net	42,694	34,655
Total Assets	$2,307,370	$2,326,028

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$97,531	$87,959
Accrued liabilities	74,873	91,712
Current maturities of long-term debt (1)	43,117	42,873
Current operating lease liabilities	41,464	55,739
Total Current Liabilities	256,985	278,283

Long-term debt (1)	258,496	262,137
Operating lease liabilities	112,507	50,198
Deferred tax liabilities	86,244	86,966
Other non-current liabilities	392	975
Shareholders' equity	1,592,746	1,647,469
Total Liabilities and Equity	$2,307,370	$2,326,028

(1)	Negative net debt of $1,065 as of March 31, 2022. Net debt calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2022	3/31/2021	12/31/2021

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(42,031)	$(3,050)	$(25,908)
Adjustments:
Income tax provision (benefit)	2,140	116	(6,048)
Net interest expense	5,174	6,053	5,301
Loss on extinguishment of long-term debt	—	—	12
Other (income) expense, net	3,881	(1,617)	52
Depreciation and amortization	33,488	34,566	35,288
EBITDA	2,652	36,068	8,697
Adjustments:
General provision (release) for current expected credit losses	(126)	100	67
Adjusted EBITDA	$2,526	$36,168	$8,764

Free Cash Flow:
Cash flows from operating activities	$(17,413)	$39,869	$18,865
Less: Capital expenditures, net of proceeds from sale of assets	(623)	(1,329)	(936)
Free Cash Flow	$(18,036)	$38,540	$17,929